Exhibit 99.1

RAIT Financial Trust Announces Preliminary Second Quarter 2017 Financial Results, Expected Non-Cash Impairment Charges for Second Quarter 2017 and Declares Common and Preferred Dividends

Second quarter 2017 senior loan originations increased to $154.7 million

CRE loan originations increased to $274.7 million during the first six-months of 2017

Compensation and G&A expense expected to decline by approximately 18.0% from the second quarter of 2016

Declared a second quarter 2017 dividend of $0.05 per common share

Execution on strategic transformation continues

RAIT expects to release full quarterly financial results on August 8, 2017

PHILADELPHIA, PA — August 3, 2017 — RAIT Financial Trust (“RAIT”) (NYSE: RAS) today announced certain preliminary financial results for the second quarter of 2017. RAIT also announced that it expects to incur non-cash asset impairment charges primarily related to an adjustment to the carrying value of certain legacy properties.  In addition, on August 2, 2017, RAIT’s Board of Trustees declared a second quarter 2017 dividend of $0.05 per common share payable on September 15, 2017 to common shareholders of record on August 25, 2017.  The Board also declared a third quarter 2017 cash dividend of $0.484375 per share on RAIT’s 7.75% Series A Cumulative Redeemable Preferred Shares, $0.5234375 per share on RAIT’s 8.375% Series B Cumulative Redeemable Preferred Shares and $0.5546875 per share on RAIT’s 8.875% Series C Cumulative Redeemable Preferred Shares. The dividends will be paid on October 2, 2017 to holders of record on September 1, 2017.

During the second quarter, as highlighted below, RAIT continued making progress transforming into a pure play commercial real estate lender.  This previously announced strategy of transforming RAIT into a more focused, cost-efficient and lower leverage business began in early 2016 and RAIT expects to continue to make further progress executing on its strategic transformation throughout 2017.

All per share results in this press release are reported on a diluted basis.  In addition, all figures in this press release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results.  RAIT intends to provide additional information regarding its quarterly results when it reports its second-quarter 2017 results on August 8, 2017.

Q2 2017 Key Business Highlights

-	Senior loan originations of $154.7 million during the quarter ended June 30, 2017, which is an increase from $23.2 million in senior loan originations during the quarter ended June 30, 2016.

-	Senior loan originations of $274.7 million during the six-month period ended June 30, 2017 surpassing total loan originations for all of 2016, which totaled $156.8 million.

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RAIT sold 4 properties which generated gross proceeds of $73.2 million and $10.8 million in GAAP gains during the quarter ended June 30, 2017. From January 1, 2017 through June 30, 2017, RAIT divested $211.5 million of its properties and reduced $173.6 million of its related indebtedness.

-	From January 1, 2016 through June 30, 2017, RAIT divested $549.4 million of its properties and reduced $469.5 million of its related indebtedness.

-	RAIT is currently on track to meet its 2017 targeted annual compensation and G&A expense goal of $25.0 million, which would represent a 21% decline over 2016.

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Total recourse debt, excluding RAIT’s secured warehouse facilities, declined by $14.5 million, or 4.4%, during the quarter ended June 30, 2017 and $103.2 million, or 24.7%, from January 1, 2016 through June 30, 2017. RAIT has no remaining recourse debt maturities in 2017, excluding RAIT’s secured warehouse facilities.

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RAIT expects to incur non-cash asset and goodwill impairment charges of between $90.0 – $95.0 million for the quarter ended June 30, 2017 primarily related to the carrying value of certain legacy properties and expects to record a provision for loan losses against certain legacy CRE loans of between $20.0 – $23.0 million for the quarter ended June 30, 2017.

Scott Davidson, RAIT’s Chief Executive Officer said, “During the quarter, RAIT’s lending business continued to perform well.  Loan originations increased while we maintained discipline around our credit process and financing structures.  We increased availability on our floating rate commercial mortgage facilities and closed our seventh floating-rate CMBS transaction, which increased the total amount of floating rate loans originated and securitized in this program to $1.7 billion.  We’ve made meaningful progress executing our transformational strategy to focus RAIT on its world-class lending platform. As previously announced, the effects from executing our plan are causing quarterly volatility in our reported results and we expect that volatility to continue in coming quarters.”

Michael Malter, RAIT’s Independent Chairman of the Board of Trustees said, "We are pleased with the progress that management has made towards transforming RAIT into a more focused, cost-efficient and lower leverage business concentrated on its core commercial real estate lending business. Our Board, as always, continues to consider a range of strategies that are aligned with the tenets of our simpler, more cost efficient and lower leverage business model to support further growth in RAIT’s lending business, create a more durable balance sheet and enhance long-term shareholder value.”

Preliminary Financial Results

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Preliminary GAAP loss per share of between $(1.32) – $(1.41) for the quarter ended June 30, 2017, primarily caused by the estimated non-cash asset impairment charges and a provision for loan losses on legacy CRE loans.

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RAIT expects to incur non-cash asset and goodwill impairment charges of between $90.0 – $95.0 million for the quarter ended June 30, 2017 primarily related to the carrying value of certain legacy properties.  RAIT changed its investment approach to these properties and transferred them from “held for investment” to “held for disposition” which resulted in RAIT adjusting the carrying value of such properties.  The charge also reflects a reduction in the carrying value of RAIT’s retail property management business, reflective of the challenging retail environment. While this estimated impairment charge reduces RAIT’s reported results under GAAP, it is non-cash in nature.

-	RAIT expects to record a provision for loan losses against legacy CRE loans of between $20.0 – $23.0 million for the quarter ended June 30, 2017.

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Preliminary GAAP loss per share of between $(1.65) – $(1.74) for the six-months ended June 30, 2017 compared to loss per share of $(0.28) for the six-months ended June 30, 2016. The increase in GAAP loss per share was primarily caused by the non-cash asset impairment charges and the provision for loan losses on legacy CRE loans referenced above.

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Preliminary CAD per share of between $(0.04) – $(0.05) for the quarter ended June 30, 2017, compared to $0.12 per share for the quarter ended June 30, 2016. CAD per share of between $0.01 – $0.02 for the six-months ended June 30, 2017, compared to $0.26 per share for the six-months ended June 30, 2016. For the three and six months ended June 30, 2017, CAD includes the non-cash effect of a $3.6 million write-off of an accrued interest receivable related to a legacy CRE loan that was determined to be impaired during the period. CAD would have been between $0.00 – $(0.01) per share and $0.05 – $0.06 per share without the effect of this non-cash write-off for the three and six months ended June 30, 2017, respectively.

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RAIT’s preliminary compensation and G&A expense is expected to decline by approximately 18.0% for the quarter ended June 30, 2017 compared to the quarter ended June 30, 2016. RAIT’s compensation and G&A expense is expected to decline approximately 13.0% for the six-months ended June 30, 2017 compared to the six months ended June 30, 2016.  The expected decline in compensation and G&A expense is primarily due to a decrease in the number of employees and a decrease across multiple types of general and administrative expenses as part of our strategic transformation and transition to a simpler and more cost-efficient business model.

-	RAIT’s total indebtedness, based on principal amount, is expected to decline by 2.2% or $35.7 million during the quarter ended June 30, 2017, and 34% or $833.9 million, since January 1, 2016.

Commercial Real Estate (“CRE”) Lending Business

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RAIT’s senior loan originations increased 567% to $154.7 million during the quarter ended June 30, 2017 from $23.2 million in senior loans originated during the quarter ended June 30, 2016.  RAIT is also in the process of aggregating loans for RAIT’s eighth floating-rate loan securitization.

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RAIT increased total loan originations 331% to $274.7 million during the six-month period ended June 30, 2017 from $63.7 million in loans originated during the six-month period ended June 30, 2016, surpassing total loan originations for all of 2016, which totaled $156.8 million.

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On June 23, 2017, RAIT closed RAIT 2017-FL7, its seventh non-recourse, floating-rate Commercial Mortgage Backed Securities (“CMBS”) transaction, collateralized by assets totaling $342.4 million.  The transaction involved the sale by a RAIT subsidiary of non-recourse, investment grade notes with an aggregate principal amount totaling approximately $276.9 million with a weighted average cost of LIBOR plus 1.44%, which provided an advance rate to the RAIT subsidiary of approximately 80.9%.  RAIT affiliates retained all of the below investment grade and un-rated subordinated interests totaling approximately $65.5 million.

-	CRE loan repayments were $184.4 million and $274.3 million for the quarter and six-month period ended June 30, 2017, respectively.

-	During the second quarter of 2017, RAIT increased lending capacity 26.7% to $475 million under its commercial mortgage facilities to finance first-mortgage, floating-rate, CRE loan originations.

CRE Property Portfolio and Property Sales

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The gross amount of RAIT’s real estate portfolio, as of June 30, 2017, is expected to decline by between $380 million – $384 million since December 31, 2016 to a gross amount of between $471 million – $475 million.  This expected decline is due to divestitures, depreciation and property impairments on legacy properties.

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RAIT sold 4 properties which generated gross proceeds of $73.2 million and $10.8 million in GAAP gains during the quarter ended June 30, 2017. From January 1, 2017 through June 30, 2017, RAIT has divested $211.5 million of its properties and reduced $173.6 million of its related indebtedness.

Dividends

-	On August 2, 2017, the Board declared a second quarter 2017 cash dividend of $0.05 per common share. The dividend is payable on September 15, 2017 to holders of record on August 25, 2017.

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On August 2, 2017, the Board declared a third quarter 2017 cash dividend of $0.484375 per share on RAIT’s 7.75% Series A Cumulative Redeemable Preferred Shares, $0.5234375 per share on RAIT’s 8.375% Series B Cumulative Redeemable Preferred Shares and $0.5546875 per share on RAIT’s 8.875% Series C Cumulative Redeemable Preferred Shares. The dividends will be paid on October 2, 2017 to holders of record on September 1, 2017.

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On May 18, 2017, the Board declared a second quarter 2017 cash dividend of $0.484375 per share on RAIT’s 7.75% Series A Cumulative Redeemable Preferred Shares, $0.5234375 per share on RAIT’s 8.375% Series B Cumulative Redeemable Preferred Shares and $0.5546875 per share on RAIT’s 8.875% Series C Cumulative Redeemable Preferred Shares. The dividends were paid on June 30, 2017 to holders of record on June 1, 2017.

New Board Appointments

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On June 26, 2017, RAIT’s Board of Trustees (the “Board”) increased the size of the Board by two to eleven trustees and appointed two new independent Trustees to fill the vacancies created by this increase, with these appointments taking effect on July 9, 2017. These new Trustees are Nancy Jo Kuenstner, an experienced strategic consultant with an extensive banking and finance background and public company board experience, and Justin P. Klein, a senior partner with the law firm of Ballard Spahr LLP and a seasoned corporate counselor and practitioner in the areas of securities law, mergers and acquisitions and corporate governance.

Non-GAAP Financial Measures and Definitions

RAIT discloses the following non-GAAP financial measure in this release: CAD.  A reconciliation of RAIT’s reported net income (loss) allocable to common shares to its CAD and management’s respective definition and rationale for the usefulness of this non-GAAP financial measure is included as Schedule I and II to this release.

Conference Call to Discuss Preliminary Results for RAIT’s Second Fiscal Quarter of 2017

RAIT will be conducting a conference call to discuss its preliminary results for its second fiscal quarter of 2017 at 9:00 AM ET on Thursday, August 3, 2017.  All interested parties can listen to the live conference call webcast from the home page of the RAIT Financial Trust website at www.rait.com or by dialing 1.844.775.2541, access code 51242232.  For those who are not available to listen to the live call, the replay will be available shortly following the live call on RAIT’s website and telephonically until Thursday, August 10, 2017, by dialing 855.859.2056, access code 51242232.

About RAIT Financial Trust

RAIT Financial Trust is an internally-managed real estate investment trust focused on providing debt financing options to owners of commercial real estate throughout the United States.  For more information, please visit www.rait.com or call Investor Relations at 215.207.2100.

Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “plan”, “should,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “seek,” “opportunities,” “transform,” “target”, “in the process” or other similar words or terms.  RAIT’s forward-looking statements in this press release include, but are not limited to, statements regarding RAIT’s plans, initiatives and expectations to (i) simplify its business model, (ii) focus on its core commercial real estate lending business, (iii) increase loan origination levels, when compared to prior periods, as capital from non-lending related asset sales is re-deployed, (iv) reduce indebtedness by using cash generated by asset sales to repay debt, (v) divest and maximize the value of RAIT’s legacy REO portfolio and existing property management operations and, ultimately, minimize REO holdings, (vi) significantly reduce its total expense base, (vii) continue to sell non-lending assets,  (viii) enhance its long-term prospects and create value for its shareholders and (ix) aggregate loans for RAIT’s eighth floating-rate loan securitization.  Forward-looking statements in this press release also include statements relating to (i) RAIT’s expectations that volatility in its reported results will continue in coming quarters; (ii) the effect of RAIT’s impairment charges on its future operations, liquidity, cash flows from operating activities, or with the financial covenants set forth in RAIT’s debt instruments; and (iii) RAIT’s expected financial results for the second quarter of 2017, which are based on the most current information available to management and which may change as RAIT completes its quarterly close and reporting processes.

Such forward-looking statements are based upon RAIT’s historical performance and its current plans, estimates, predictions and expectations and are not a representation that such plans, estimates, predictions or expectations will be achieved. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements.

Risks, uncertainties and contingencies that may affect the results expressed or implied by RAIT’s forward-looking statements  include, but are not limited to: (i) whether RAIT will be able to continue to execute on its strategy to transition RAIT to a more lender focused, simpler, and more cost-efficient business model, to reduce indebtedness and deleverage over time and to generate enhanced returns for its shareholders; (ii) whether RAIT will be able to continue to divest  RAIT’s legacy REO portfolio and existing property management operations and the majority of RAIT’s non-lending assets, including whether the closing conditions relating to properties RAIT has under contract to sell will be satisfied or whether RAIT and the applicable buyers will otherwise be able to complete such sales; (iii) whether anticipated cost savings from the internalization of Independence Realty Trust, Inc. will be achieved; (iv) whether the divestiture of RAIT’s commercial real estate portfolio and other non-lending assets will lead to lower asset management costs and lower expenses; (v) whether RAIT will continue to be able to further reduce compensation and G&A expenses and indebtedness, including whether RAIT will be able to meet its 2017 targeted annual compensation and G&A expense goal of $25.0 million; (vi) whether RAIT’s changes to its Board composition and leadership and to its executive management team will lead to enhanced value for shareholders; (vii) whether RAIT will be able to create sustainable earnings and grow book value; (viii) whether RAIT will be able to successfully redeploy capital from non-lending related asset sales; (ix) whether RAIT will be able to increase loan origination levels; (x) whether the disposition of non-core assets, reductions in debt levels and expected loan repayments will impact RAIT’s earnings and CAD; (xi) whether RAIT will continue to pay dividends and the amount of such dividends; (xii) whether RAIT will be able to organically increase reliance on match-funded asset-level debt; (xiii) overall conditions in commercial real estate and the economy generally; (xiv) whether market conditions will enable us to continue to implement our capital recycling and debt reduction plan involving selling properties and repurchasing or paying down our debt; (xv) whether we will be able to originate sufficient bridge loans; (xvi) changes in the expected yield of our investments; (xvii) changes in financial markets and interest rates, or to the business or financial condition of RAIT or its business; (xviii) whether RAIT will generate any CMBS gain on sale profits; (xix) whether our management changes will be successfully implemented; (xx) whether RAIT will be able to aggregate sufficient loans or whether market conditions will permit RAIT to complete future securitizations of floating rate loans, including RAIT’s currently contemplated eighth floating-rate loan securitization; (xxi) whether and when RAIT will be able to recognize a gain, which will offset the previously reported non-cash loss on deconsolidation of its industrial real estate portfolio; (xxii) whether RAIT will have any legal obligations on the non-recourse debt on its industrial real estate portfolio; (xxiii) that RAIT may not be able to recognize a gain, which will offset the previously reported non-cash loss on deconsolidation of its industrial real estate portfolio, until all the properties in the industrial portfolio are sold and the timing of such sales is controlled by the lender and other third parties and that RAIT may recognize additional similar non-cash losses on future sales of less than all of the remaining properties until all of such properties are sold; (xxiv) final accounting determinations on any losses realized in the event properties or other assets are sold for prices below their carrying value or if property or other asset valuations are reduced or impaired due to the revaluation process undertaken when a property or other asset is characterized as held for disposition or marketed for sale; (xxv) increases to RAIT’s leverage or decreases in total common equity resulting from such determinations or revaluation; (xxvi) the availability of financing and capital, including through the capital and securitization markets; (xxvii) whether the credit quality of our post-financial crisis loans and financing structures will continue to perform as expected;  (xxviii) whether RAIT will need to recognize further impairment charges in future quarters and the effect of such charges on RAIT’s future operations, liquidity, cash flows from operating activities, or compliance with the financial covenants set forth in its debt instruments; and (xxix) other factors described in RAIT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the SEC. RAIT undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.

RAIT Financial Trust Contact

Andres Viroslav

215-207-2100

aviroslav@rait.com

Schedule I

RAIT Financial Trust

Preliminary Reconciliation of Net income (loss) Allocable to Common Shares and

Cash Available for Distribution

(Dollars in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2017		2016	2017		2016
	Preliminary Range		Actual	Preliminary Range		Actual
CASH AVAILABLE FOR DISTRIBUTION (CAD) (1):
Net Income (loss) available to common shares	$(120,999)	$(129,499)	$(7,580)	$(151,084)	$(159,584)	$(25,424)
Add-Back (Deduct):
Depreciation and amortization expense	7,819	7,819	15,134	17,573	17,573	27,807
Change in fair value of financial instruments	(3,093)	(3,093)	1,592	(1,940)	(1,940)	5,680
(Gains) losses on assets	(10,759)	(10,759)	(5,812)	(22,765)	(22,765)	(5,617)
(Gains) losses on deconsolidation of properties	—	—	—	15,947	15,947	—
(Gains) losses on debt extinguishment	1,598	1,598	(660)	(1,588)	(1,588)	(1,004)
Deferred income tax (benefit) provision	23	23	(1,733)	23	23	(2,841)
Straight-line rental adjustments	58	58	(142)	177	177	(560)
Equity based compensation	710	710	954	1,054	1,054	2,022
Acquisition and integration expenses	67	67	70	239	239	179
Origination fees and other deferred items	8,476	8,476	5,911	20,164	20,164	12,842
Provision for loan losses	20,226	23,226	1,344	21,761	24,761	2,669
IRT internalization and management transition expenses	—	—	—	736	736	—
Asset and goodwill impairment	90,030	95,030	3,864	97,454	102,454	7,786
Shareholder activism expenses	1,615	1,615	—	2,309	2,309	—
Net expenses associated with deconsolidated properties	—	—	—	—	—	—
Discontinued operations and noncontrolling interest effect of certain adjustments	475	475	(2,405)	1,348	1,348	(123)
CAD	$(3,754)	$(4,254)	$10,537	$1,408	$908	$23,416
CAD per share	$(0.04)	$(0.05)	$0.12	$0.02	$0.01	$0.26
Weighted-average shares outstanding	91,453,415	91,453,415	91,190,583	91,377,508	91,377,508	91,104,314

(1)

For the three and six months ended June 30, 2017, CAD includes the non-cash effect of a $3.6 million write-off of accrued interest receivable related to a legacy loan that was determined to be impaired during the period.  CAD would have been $(0.1) - $(0.6) million or $0.00 – $(0.01) per share for the three months ended June 30, 2017 and $4.5 - $5.0 million or $0.05 - $0.06 per share for the six months ended June 30, 2017 without this non-cash write-off.

Schedule II

RAIT Financial Trust

Definitions

Cash Available for Distribution

Cash available for distribution, or CAD, is a non-GAAP financial measure. We believe that CAD provides investors and management with a meaningful indicator of operating performance. Management also uses CAD, among other measures, to evaluate profitability and our board of trustees considers CAD in determining our quarterly cash distributions. We also believe that CAD is useful because it adjusts for a variety of noncash items (such as depreciation and amortization, equity-based compensation, provision for loan losses and non-cash interest income and expense items). In addition, the compensation committee of our board of trustees used CAD as a metric in establishing quantitative performance based awards for certain of our executive officers beginning in 2015.

We calculate CAD by subtracting from or adding to net income (loss) attributable to common shareholders the following items: depreciation and amortization items including depreciation and amortization expense, straight-line rental income or expense, amortization of deferred financing costs, and amortization of discounts on financings; origination fees; equity-based compensation; changes in the fair value of our financial instruments; realized gains (losses) on assets; provision for loan losses; asset impairments; acquisition gains or losses and transaction costs; deferred income tax benefit (provision); certain fee income eliminated in consolidation that is attributable to third parties; and one-time events pursuant to changes in U.S. GAAP and certain other non-routine items. In the quarter ended March 31, 2016, we changed our method of calculating CAD to exclude the impact of real property sales from CAD.  We made this change in response to investor feedback to focus CAD on our core business activities.  In addition, we provide guidance regarding our expected CAD in future periods and this change removes variability resulting from the ultimate timing of future property sales.

CAD should not be considered as an alternative to net income (loss) or cash generated from operating activities, determined in accordance with U.S. GAAP, as an indicator of operating performance. For example, CAD does not adjust for the accrual of income and expenses that may not be received or paid in cash during the associated periods. Please refer to our consolidated financial statements prepared in accordance with U.S. GAAP in our most recent report on Form 10-K or Form 10-Q filed with the Securities and Exchange Commission. In addition, our methodology for calculating CAD may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.